Exhibit 10.5
CONFORMED COPY
CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of September 6, 2005, is made and entered into between WEBMD CORPORATION, a Delaware corporation (“Assignor”) and WEBMD HEALTH CORP., a Delaware corporation and a wholly owned subsidiary of Assignor (“Assignee”).
     1. The Contribution. (a) KNOW ALL PERSONS BY THESE PRESENTS, that Assignor, effective as of the date hereof, does hereby contribute, assign, convey, transfer, deliver and set over to Assignee, all of the assets constituting its WebMD Health segment (the “Business”), including, without limitation, all of its right, title and interest in and to the following (the “Contributed Assets”):
(1)	the outstanding capital stock of WebMD, Inc., a Georgia corporation;

(2)	any agreement with any third party that primarily relates to the Business (the “Assumed Agreements”), including, without limitation the agreements listed on Annex A hereto;

(3)	the books of account, records, files, invoices, customer lists, supplier lists, designs, drawings, business records and plans, computer print-outs and software, plans and specifications, warranties, trade correspondence, sales or promotional literature, operating data and other books and records primarily related to the Business, including, without limitation, those required to be kept under applicable law, and other data or information associated with, used or employed primarily in connection with the Business;

(4)	all accounts and other receivables of the Business;

(5)	the name “WebMD” and all trademarks, service marks and tradenames incorporating the name “WebMD” or any graphical representation thereof;

(6)	the patents and patent applications, including all continuations, divisions, extensions, renewals, substitutes, and reissues thereof, listed on Annex B;

(7)	all creative materials (including, without limitation, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials primarily related to the Business, its products or services;

(8)	all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature primarily related to the Business;

(9)	all other tangible or intangible, personal or mixed property of Assignor used primarily in connection with the Business; and

(10)	the business of the WebMD Health segment as a going concern and the goodwill pertaining thereto;
TO HAVE AND TO HOLD all and singular the assets above-described to Assignee, its successors and assigns, for its and their use only, forever (such contribution, assignment, conveyance, transfer, delivery and setting over of the Contributed Assets is referred to in this Agreement as the “Contribution”).

          (b) In the event that Assignor receives any payment or proceeds arising out of any of the Contributed Assets after the date hereof, Assignor shall promptly remit such payment or proceeds to Assignee.
     2. Assumption of Liabilities. (a) Assignee hereby accepts the Contribution of the Contributed Assets and hereby agrees to assume and pay, perform and discharge, when due, all liabilities arising out of or relating primarily to the Business or the Contributed Assets, including all liabilities under the Assumed Agreements (the “Assumed Liabilities”).
          (b) In the event that any one or more of the Assumed Liabilities constitutes an obligation to pay money to a third party, with the mutual agreement of the parties hereto: (i) the obligation may be retained by Assignor; and (ii) as promptly as practicable after payment by Assignor to the third party, Assignee shall pay to Assignor the amount paid by Assignor to satisfy such obligation.
          (c) Nothing contained in this Section 2 is intended to, or shall be construed so as to create any third party beneficiaries of this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto, including, without limitation, any employee, customer or creditor of Assignor, Assignee or any of their respective affiliates. Without in any way limiting the foregoing, it is not the intention of either Assignor or Assignee that the assumption by Assignee of the Assumed Liabilities shall in any way enlarge the rights of third parties under contracts or arrangements with Assignor or Assignee or any of their respective affiliates. Nothing contained herein shall prevent Assignee from contesting in good faith any of the Assumed Liabilities with any third party.
     3. Further Assurances. (a) Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such documents and instruments, in form and substance reasonably satisfactory to the other party hereto, as may reasonably be necessary or desirable to carry out or implement any provision of this Agreement and to take all reasonable actions designed to vest in Assignee the Contributed Assets, to perfect or enforce any interests or rights of Assignee relating to the Contributed Assets and to provide to Assignee the full use, enjoyment and possession of the Contributed Assets. In addition, each party agrees to provide, from time to time, such additional information and assistance as the other party may reasonably require to carry out the terms of this Agreement.
          (b) Assignor and Assignee agree to cooperate in seeking to obtain any consent, approval or authorization necessary or desirable to preserve for the Business or Assignee any right or benefit under any Assumed Agreement. If any such consent, approval or authorization cannot be obtained, Assignor will use its reasonable best efforts to provide Assignee with the rights and benefits of the affected Assumed Agreement for the term thereof, and, if Assignor provides such rights and benefits, Assignee shall assume the obligations and burdens thereunder.
     4. Dispute Resolution. (a) In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any differences or dispute hereunder that requires resolution. Assignor and Assignee shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, the matter shall be submitted to an independent director of Assignor who is not also a director or employee of Assignee and an independent director of Assignor who is not also a director or employee of Assignor for consideration. If settlement cannot be reached through their efforts within an additional 30 days, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Paragraph (b) of this Section 4 to resolve such matter, which the parties agree are the sole and exclusive procedures for any such dispute. All offers, promises, conduct and statements, whether oral or written, made in the course of the settlement discussions contemplated by this Paragraph (a) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
     (b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The parties shall share the costs of the arbitrator and other costs of the arbitration equally and each party shall be responsible for its own costs and expenses relating to the arbitration, including for fees and expenses of its attorneys and other professionals that it retains. The arbitrator will have no authority to award any special, punitive, exemplary, consequential, incidental or indirect losses or damages and no authority to award a party any amounts for the costs and expenses of the arbitration or for fees and expenses of attorneys and other professionals retained by a party.
     5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     6. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person shall be deemed a third-party beneficiary under or by reason of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed by their duly authorized representatives as of the 6th day of September, 2005.

WEBMD CORPORATION
By:	/s/ Lewis H. Leicher
	Name:	Lewis H. Leicher
	Title:	Senior Vice President

WEBMD HEALTH CORP.
By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President

ANNEX A
Agreements
•	Healtheon/WebMD Media Services Agreement, dated January 26, 2000, between WebMD Corporation, Eastrise Profits Limited and Fox Entertainment Group, Inc., as amended

•	The Interactive Services Agreement, effective as of May 9, 2001, between America Online, Inc. and WebMD Corporation, as amended

ANNEX B
Assigned Patents

Serial No.	Title

09/626,341	SYSTEM AND METHOD FOR INTEGRATING INTERNET-BASED HEALTHCARE APPLICATIONS

09/626,337	MESSAGING SYSTEM AND METHOD FOR INTEGRATING INTERNET-BASED HEALTHCARE APPLICATIONS

10/640,667	DYNAMIC INTERACTION MANAGER FOR MARKUP LANGUAGE GUI

10/643,840	SYSTEM AND METHOD FOR DELIVERING TARGETED DATA TO A SUBSCRIBER BASE VIA A COMPUTER NETWORK

10/649,198	AUTOMATIC FORMATTING AND VALIDATING OF TEXT FOR A MARKUP LANGUAGE GRAPHICAL USER INTERFACE

10/749,746	SYSTEM AND METHOD FOR IMPLEMENTING A GLOBAL MASTER PATIENT INDEX

10/787,983	SYSTEM AND METHOD FOR DELEGATING A USER AUTHENTICATION PROCESS FOR A NETWORKED APPLICATION TO AN AUTHENTICATION AGENT

6,289,353	AN INTELLIGENT QUERY SYSTEM FOR AUTOMATICALLY INDEXING IN A DATABASE AND AUTOMATICALLY CATEGORIZING USERS

6,826,696	SYSTEM AND METHOD FOR ENABLING SINGLE SIGN-ON FOR NETWORKED APPLICATIONS